Exhibit 99.1

Contact:

Stacey Peterson

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS STRONG GAINS IN THE FOURTH QUARTER OF 2003
WITH NET INCOME OF $0.11 PER SHARE ON REVENUES OF $54.3 MILLION

SANTA ANA, CA – January 28, 2004 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the fourth quarter ended December 31, 2003.

Fourth-Quarter Results

Fourth quarter 2003 revenue increased 154 percent to $54.3 million, compared to $21.4 million for the fourth quarter of 2002, due to the acquisition of Advanced Circuits, Inc. (ACI) in the fourth quarter of 2002 and organic growth.  Sequentially, from the third quarter to the fourth quarter of 2003, revenues increased $9.0 million, or 20 percent.

For the fourth quarter of 2003, quick-turn business represented 27 percent of total revenues, compared to 52 percent for the fourth quarter of 2002 and 25 percent for the third quarter of 2003.  The percentage declined, year-over-year, due to the acquisition of ACI, which focuses on standard lead time, high technology printed circuit boards.

Gross margins increased to 26.1 percent for the fourth quarter of 2003, compared to 12.4 percent for the fourth quarter of 2002 and 20.9 percent for the third quarter of 2003.   This margin improvement reflects TTM’s significant operating leverage as well as its enhanced operating efficiency, higher labor productivity and lower raw material costs.

TTM posted an operating profit of $7.1 million for the fourth quarter of 2003, compared to an operating loss of $4.0 million for the fourth quarter of 2002 and an operating profit of $3.7 million for the third quarter of 2003.

Net income for the fourth quarter of 2003 was $4.7 million, or $0.11 per diluted share, compared with net income of $2.5 million, or $0.06 per diluted share, for the third quarter of 2003, and net income of $3.5 million, or $0.09 per diluted share, for the fourth quarter of 2002.  Net income for the fourth quarter of 2003 included a pre-tax restructuring charge of $446,000 to write down assets held for sale and a $411,000 extraordinary gain for purchase accounting adjustments related to ACI, acquired in December 2002.  Net income for the fourth quarter of 2002 included a pre-tax restructuring charge of $3.0 million, reflecting cost-cutting actions taken in response to weak industry demand, and a $6.3 million extraordinary gain associated with the purchase of ACI.  Net income in the third quarter of 2003 also included an extraordinary gain of $218,000.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2003 was $9.9 million, up from $0.2 million for the fourth quarter of 2002 and $5.9 million for the third quarter of 2003.

“We are gaining market share in an expanding market,” said Kent Alder, President and CEO of TTM Technologies.  “When combined with our disciplined expense control and strong operating leverage, the result was excellent bottom line performance.”

 “For the first time since the printed circuit board industry peaked in late 2000, we are enjoying a meaningful strengthening in prices,” continued Alder.  “And there is evidence of a return in ramp-to-volume business, which means our customers are starting to bring new products to market.”

Full-Year Performance

Revenues for 2003 expanded 102.6 percent to $180.3 million due to the acquisition of ACI in the fourth quarter of 2002 and organic growth.  Net income increased to $7.4 million, or $0.18 per diluted share, in 2003, compared with net income of $1.6 million, or $0.04 per share, in 2002.  Results in 2003 included pre-tax restructuring charges of $649,000 and an extraordinary gain of $1.5 million.  Net income in 2002 included pre-tax restructuring charges of $3.9 million and an extraordinary gain of $6.3 million.

Financial Strength

“Our balance sheet continued to improve in the fourth quarter and for the year,” continued Alder. TTM ended the year with cash and short-term investments of $31.7 million, compared with $18.9 million at year-end 2002.  Debt declined to $7.8 million, from $10.0 million at the end of 2002.  TTM’s $25 million revolving credit facility remained undrawn at the end of 2003.

Outlook

“Generally we experience a seasonal slowdown in our quick-turn business in the first quarter of the year, which impacts our revenue and earnings,” Alder said. “However, based on the improvement we have seen in the market and opportunities we have to capture additional market share, we look for greater sequential revenue and earnings in the first quarter of 2004.”

For the first quarter of 2004, TTM is estimating revenue of $55 million to $57 million and earnings of $0.12 to $0.14 per share.

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its fourth-quarter performance and outlook today at 5:00 p.m. Eastern/2:00 p.m. Pacific time.  The call will be simulcast and available for replay until February 4, 2004, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent Registration Statement on Form S-3.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Fourth Quarter		Third Quarter	Full Year
	2003	2002	2003	2003	2002

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$54,309	$21,411	$45,327	$180,317	$88,989
Cost of goods sold	40,114	18,766	35,871	145,694	78,456

Gross profit	14,195	2,645	9,456	34,623	10,533

Operating expenses:
Sales and marketing	2,965	1,667	2,704	10,858	6,447
General and administrative	3,376	1,709	2,740	11,696	5,519
Amortization of intangibles	301	301	300	1,202	1,202
Restructuring charges	446	2,952	—	649	3,859
Total operating expenses	7,088	6,629	5,744	24,405	17,027

Operating income (loss)	7,107	(3,984)	3,712	10,218	(6,494)

Interest expense	(132)	(276)	(144)	(583)	(1,084)
Amortization of debt issuance costs	(26)	(74)	(32)	(97)	(105)
Interest income and other, net	83	194	104	352	694

Income (loss) before income taxes and extraordinary item	7,032	(4,140)	3,640	9,890	(6,989)
Income tax benefit (provision)	(2,788)	1,360	(1,353)	(3,901)	2,278

Income (loss) before extraordinary item	4,244	(2,780)	2,287	5,989	(4,711)

Extraordinary item	411	6,296	218	1,453	6,296

Net income	$4,655	$3,516	$2,505	$7,442	$1,585

Earnings per common share (EPS) before extraordinary item:
Basic	$0.11	$(0.07)	$0.06	$0.15	$(0.12)
Diluted	0.10	(0.07)	0.06	0.15	(0.12)

Earnings per common share (EPS):
Basic	0.12	0.09	0.06	0.19	0.04
Diluted	0.11	0.09	0.06	0.18	0.04

Weighted average common shares:
Basic	40,415	39,761	39,929	39,993	39,511
Diluted	42,015	39,761	41,151	41,123	39,511

SELECTED BALANCE SHEET DATA

	December 31, 2003	December 31, 2002
Cash and short-term investments	$31,745	$18,879
Accounts receivable, net	28,519	17,913
Inventories, net	8,617	10,485
Total current assets	74,887	60,254
PP&E, net	43,536	45,569
Other assets	87,434	91,683
Total assets	205,857	197,506

Current maturities of long-term debt	$4,444	$2,222
Other current liabilities	18,091	17,627
Long-term liabilities	4,995	10,231
Shareholders’ equity	178,327	167,426
Total liabilities and shareholders’ equity	205,857	197,506

SUPPLEMENTAL DATA

	Fourth Quarter		Third Quarter	Full Year
	2003	2002	2003	2003	2002
EBITDA	$9,863	$194	$5,943	$19,698	$5,307
EBITA	$7,883	$(1,845)	$4,041	$11,924	$(3,454)

Gross margin	26.1%	12.4%	20.9%	19.2%	11.8%
EBITDA margin	18.2	0.9	13.1	10.9	6.0
Operating margin	13.1	(18.6)	8.2	5.7	(7.3)

End Market Breakdown:

	Fourth Quarter
	2003	2002

Networking/Communications	41.7%	30.5%
High-end computing	29.9	16.8
Industrial/Medical	12.7	19.8
Computer peripherals	9.7	22.7
Handheld	2.9	3.6
Other	3.1	6.6

RECONCILIATIONS*

	Fourth Quarter		Third Quarter	Full Year
	2003	2002	2003	2003	2002
EBITA/EBITDA Reconciliation:
Net income	$4,655	$3,516	$2,505	$7,442	$1,585
Add back items:
Extraordinary item	(411)	(6,296)	(218)	(1,453)	(6,296)
Income taxes	2,788	(1,360)	1,353	3,901	(2,278)
Interest expense	132	276	144	583	1,084
Amortization of debt issuance costs	26	74	32	97	105
Interest income and other	(83)	(194)	(104)	(352)	(694)
Amortization of intangibles	330	301	329	1,260	1,202
Non-cash restructuring charges	446	1,838	—	446	1,838
EBITA	7,883	(1,845)	4,041	11,924	(3,454)

Depreciation expense	1,980	2,039	1,902	7,774	8,761
EBITDA	$9,863	$194	$5,943	$19,698	$5,307

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.